MASTERCRAFT GROUP

                             ACQUISITION AGREEMENT,


                           DATED AS OF APRIL 24, 1997,


                                      AMONG


                         COLLINS & AIKMAN PRODUCTS CO.,


                            JOAN FABRICS CORPORATION


                                       AND


                        MC GROUP ACQUISITION COMPANY, LLC


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                                TABLE OF CONTENTS
                         (Not a part of this Agreement)
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

I.       PURCHASE AND SALE OF ACQUIRED ASSETS..........................................  1
         1.1.      Purchase and Sale...................................................  1
         1.2.      Acquired Assets and Excluded Assets.................................  1
         1.3.      Assumption of Liabilities...........................................  4
         1.4.      Purchase Price......................................................  7
         1.5.      Purchase Price Adjustment...........................................  8
         1.6.      Transactions to be Effected at the Closing...........................10

II.      REPRESENTATIONS AND WARRANTIES.................................................11
         2.1.      Representations and Warranties of Seller.............................11
                   2.1.1.   Authorization and Effect of Agreement.......................11
                   2.1.2.   No Restrictions.............................................11
                   2.1.3.   Financial Statements........................................12
                   2.1.4.   Conduct of the Business Since the Balance Sheet Date........13
                   2.1.5.   Compliance with Laws........................................13
                   2.1.6.   Tangible Personal Property; Title to
                                 Assets................................................ 13
                   2.1.7.   Real Property.............................................. 14
                   2.1.8.   Insurance.................................................. 15
                   2.1.9.   Intellectual Property...................................... 15
                   2.1.10.  Litigation; Decrees........................................ 15
                   2.1.11.  Contract Rights............................................ 16
                   2.1.12.  Employee Plans, Etc........................................ 18
                   2.1.13.  Taxes...................................................... 19
                   2.1.14.  Environmental Matters...................................... 19
                   2.1.15.  Certain Additional Representations......................... 21
         2.2.      Representations and Warranties of Purchaser......................... 21
                   2.2.1.   Authorization and Effect of Agreement...................... 21
                   2.2.2.   No Restrictions............................................ 22
                   2.2.3.   Financial Capacity......................................... 22
         2.3.      Certain Limitations on Representations and
                   Warranties.......................................................... 22

III.     COVENANTS..................................................................... 23
         3.1.  Investigation by Purchaser.............................................. 23
         3.2.  Press Releases.......................................................... 24
         3.3.  Regulatory Filings...................................................... 24
         3.4.  Injunctions............................................................. 25
         3.5.  Operation of the Business............................................... 25
         3.6.  Supplemental Schedules.................................................. 27
         3.7.  Satisfaction of Conditions.............................................. 27
         3.8.  Bulk Transfer Laws...................................................... 27
         3.9.  Real Property Licenses.................................................. 27
         3.10. Discharge of Mortgages.................................................. 27
         3.11. Designer Contracts...................................................... 28
         3.12. UCC-3s/Release of Ack-Ti and Ackerman................................... 28






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IV.      THE CLOSING....................................................................28
         4.1.  Conditions Precedent to Obligations of Purchaser,
               Parent and Seller....................................................... 28
         4.2.  Additional Conditions Precedent to Obligations of
               Purchaser and Parent.................................................... 29
               4.2.1.  No Material Misrepresentation or Breach......................... 29
               4.2.2.  Bills of Sale; Special Warranty Deeds........................... 29
               4.2.3.  Assignment Agreements........................................... 29
               4.2.4.  Clearance Certificates.......................................... 30
               4.2.5.  FIRPTA.......................................................... 30
               4.2.6.  Opinion of Counsel.............................................. 30
               4.2.7.  Certain Leases.................................................. 30
               4.2.8.  Payment of Certain Indebtedness................................. 30
         4.3.  Additional Conditions Precedent to Obligations of
               Seller.............................................................. ....30
               4.3.1.  No Material Misrepresentation or Breach......................... 30
               4.3.2.  Assumption Agreement............................................ 31
               4.3.3.  Opinion of Counsel.............................................. 31
               4.3.4.  Estimated Purchase Price........................................ 31
         4.4.  The Closing............................................................. 31
         4.5.  Termination............................................................. 31

V.       SURVIVAL AND INDEMNIFICATION.................................................. 32
         5.1.  Survival of Representations, Warranties and
               Covenants............................................................... 32
         5.2.  Limitations on Liability................................................ 33
         5.3.  Indemnification......................................................... 34
         5.4.  Defense of Claims....................................................... 36

VI.      OTHER POST-CLOSING COVENANTS.................................................. 38
         6.1.  Personnel Matters....................................................... 38
               6.1.1.  Employees and Employee Benefit Plans............................ 38
               6.1.2.  Assumption of Obligations....................................... 38
               6.1.3.  Retirement Plans................................................ 39
               6.1.4.  Employment and Plan Amendments or
                       Terminations.................................................... 39
               6.1.5.  Transitional Matters............................................ 40
               6.1.6.  Employee Information............................................ 40
               6.1.7.  W-2 Matters................................................... ..40
         6.2.  General Post-Closing Matters............................................ 40
               6.2.1.  Post-Closing Notifications...................................... 40
               6.2.2.  Names, Trademarks, Etc.......................................... 41
               6.2.3.  Access.......................................................... 41
               6.2.4.  Certain Tax Matters............................................. 42
               6.2.5.  Insurance....................................................... 44
               6.2.6.  Receivables..................................................... 46
               6.2.8.  Certain Contracts............................................... 47
               6.2.9.  Non-Solicitation................................................ 48
               6.2.10. Software Licenses............................................... 48

VII.     MISCELLANEOUS PROVISIONS...................................................... 49
         7.1.  Notices................................................................. 49
         7.2.  Expenses................................................................ 49
         7.3.  Successors and Assigns...................................................50





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         7.4.  Waiver.................................................................. 50
         7.5.  Entire Agreement........................................................ 50
         7.6.  Amendments, Supplements, Etc............................................ 51
         7.7.  Rights of the Parties................................................... 51
         7.8.  Further Assurances...................................................... 51
         7.9.  Applicable Law; Jurisdiction............................................ 51
         7.10. Titles and Headings..................................................... 52
         7.11. Certain Interpretive Matters and Definitions............................ 52


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                             TABLE OF DEFINED TERMS
                         (Not a part of this Agreement)


                                                                Section

Accountants.......................................................1.5(c)
Accounting Policies ..............................................1.5(a)
Ack-Ti..........................................................Recitals
Ackerman........................................................Recitals
Acquired Assets...................................................1.2(a)
Actual Net Worth Amount...........................................1.5(a)
Affiliate........................................................7.11(a)
Agreement...................................................Introduction
Assumed Liabilities...............................................1.3(a)
Assumed Contracts..............................................1.2(a)(v)
Balance Sheet...................................................2.1.3(a)
Balance Sheet Date..............................................2.1.3(a)
Business........................................................Recitals
Closing...........................................................4.4(a)
Closing Date......................................................4.4(a)
Closing Price.....................................................1.4(a)
Closing Date Balance Sheet........................................1.5(a)
Closing Date Employees........................................1.3(a)(ii)
Code...........................................................2.1.12(b)
Commitment Letter.................................................4.5(d)
Confidentiality Agreement............................................7.5
Consent Costs......................................................4.2.7
Consent-Required Leased Real Property..............................4.2.7
Contracts......................................................1.2(a)(v)
Direct Claim......................................................5.4(c)
Employee.......................................................2.1.12(a)
Employee Plan..................................................2.1.12(a)
Environment....................................................2.1.14(d)
Environmental Law..............................................2.1.14(d)
Environmental Condition........................................2.1.14(d)
ERISA..........................................................2.1.12(a)
Estimated Purchase Price..........................................1.4(b)
Estimated Net Worth Amount........................................1.4(b)
Excluded Liabilities..............................................1.3(b)
Excluded Assets...................................................1.2(b)
Excluded Contracts...........................................1.3(b)(vii)
Financial Statements............................................2.1.3(a)
Former Employee................................................2.1.12(a)
GAAP............................................................2.1.3(a)
Governmental Entity................................................2.1.2
HSR Act............................................................2.1.2
Income Tax .....................................................6.2.4(g)
Indemnifiable Losses..............................................5.2(a)
Indemnifying Party................................................5.2(a)
Indemnitee........................................................5.2(a)
Indemnity Payment.................................................5.2(a)
Intellectual Property .............................................2.1.9
IRS............................................................2.1.12(b)
Knowledge of Seller..............................................7.11(a)
Last Offer........................................................1.5(c)


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Law.................................................................2.1.2
Leased Real Property................................................2.1.7
Legal Proceedings..................................................2.1.10
Liens...............................................................2.1.6
Master Contracts.................................................6.2.7(a)
Mastercraft Group................................................Recitals
Material Adverse Effect..............................................7.11
Negative Cash Amount............................................1.3(b)(i)
Net Worth Amount...................................................1.4(a)
Non-Prevailing Party...............................................1.5(c)
Orders.............................................................2.1.10
Owned Real Property.................................................2.1.7
Parent.......................................................Introduction
Permit..............................................................2.1.2
Permitted Liens..................................................2.1.6(a)
Person...............................................................7.11
Prevailing Party...................................................1.5(c)
Products.........................................................Recitals
Purchase Price.....................................................1.4(a)
Purchaser Companies................................................5.2(e)
Purchaser....................................................Introduction
Purchaser's Insurance............................................6.2.5(b)
Real Property...................................................1.2(a)(i)
Records..........................................................6.2.3(a)
Receivables Facility ........................................... 2.1.3(c)
Restricted Period...............................................6.2.9(a)
Retirement Plans....................................................6.1.3
Sales Representatives............................................6.2.9(a)
Seller Trade Name.................................................. 6.2.2
Seller.......................................................Introduction
Seller's Accountant................................................1.5(b)
Seller's Insurance...............................................6.2.5(a)
Shares.............................................................1.2(a)
subsidiary...........................................................7.11
Supply Agreement......................................................4.1
Tax/Taxes .......................................................6.2.4(g)
Tax Returns......................................................6.2.4(g)
Third Party Claim..................................................5.2(a)
Transfer.........................................................Recitals
Transfer Taxes ..................................................6.2.4(g)
UCC-3's ..............................................................3.7
West Spindale Property..........................................2.1.14(e)




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                                LIST OF SCHEDULES
                         (Not a part of this Agreement)


Schedule 1.2(b)(viii)      Other Excluded Assets
Schedule 1.3(b)(vii)       Excluded Contracts
Schedule 1.5(a)            Accounting Principles
Schedule 2.1.2             Seller Consents and Approvals/Conflicts
Schedule 2.1.3             Financial Statements
Schedule 2.1.4(a)          Conduct of Business
Schedule 2.1.5             Compliance with Laws
Schedule 2.1.6(a)          Tangible Property; Title to Assets
Schedule 2.1.6(b)          Shares
Schedule 2.1.7             Real Property
Schedule 2.1.9             Intellectual Property
Schedule 2.1.10(a)         Litigation
Schedule 2.1.11            Contract Rights
Schedule 2.1.12            Current Employee Benefits
Schedule 2.1.13            Tax Matters
Schedule 2.1.14            Environmental Matters
Schedule 2.2.2             Purchaser/Parent Consents and
                           Approvals/Conflicts
Schedule 3.5(f)            Compensation Contracts
Schedule 7.11              Definition of Knowledge


                                LIST OF EXHIBITS
                         (Not a part of this Agreement)

Exhibit 4.1                 Supply Agreement
Exhibit 4.2.5               FIRPTA Affidavit
Exhibit 4.2.6               Opinion of Seller's Counsel
Exhibit 4.3.3               Opinion of Purchaser's Counsel


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               This Mastercraft Group Acquisition Agreement (this "Agreement")
is made and entered into as of April 24, 1997, among Collins & Aikman Products Co., a Delaware corporation ("Seller"), Joan Fabrics Corporation, a Delaware corporation ("Parent"), and MC Group Acquisition Company, LLC, a Delaware limited liability company ("Purchaser").

                                    RECITALS:

               A. Seller is engaged in the business (the "Business") of designing, manufacturing and marketing fabrics for furniture upholstery, home textiles, recreational vehicles and neckwear interlining and of manufacturing and selling yarn (such fabrics and yarn, the "Products");

               B. Seller operates the Business through its Mastercraft Division, its Yarn Division and its Ack-Ti Division, including Seller's wholly owned subsidiaries, Ack-Ti-Lining, Inc., a New York corporation ("Ack-Ti"), and Ackerman Associates, Inc., a New York corporation ("Ackerman") (the Mastercraft Division, the Yarn Division and the Ack-Ti Division (including Ack-Ti and Ackerman) being collectively referred to as the "Mastercraft Group");

               C.  Seller desires to sell, assign and deliver
("Transfer") to Purchaser, and Purchaser desires to purchase and accept from Seller, the Acquired Assets on the terms and subject to the conditions of this Agreement;

               D. Seller desires to delegate to Purchaser, and Purchaser is willing to assume, the Assumed Liabilities on the terms and subject to the conditions of this Agreement; and

               E. Seller and Parent desire that the foregoing transactions be completed on such terms and subject to such conditions.

               NOW, THEREFORE, the parties hereto agree as follows:

                     I. PURCHASE AND SALE OF ACQUIRED ASSETS

               1.1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will Transfer to Purchaser, and Purchaser will purchase and accept from Seller, the Acquired Assets.

               1.2. Acquired Assets and Excluded Assets. (a) For purposes of this Agreement, the term "Acquired Assets" means the following properties, assets and rights of whatever kind and nature, real or personal, tangible or intangible, other than the




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Excluded Assets, owned by Seller as of the Closing and used or held for use primarily in the Business:

                         (i) the real property, leaseholds and other interests
               in real property of Seller that are listed in Schedule 2.1.7, together with the right, title and interest of Seller in all buildings, improvements, fixtures and other appurtenances thereto (the "Real Property");

                        (ii) the inventory of Seller that as of the Closing is
               located on the Real Property and all other inventory of Seller on the Closing Date that is used or held for use primarily in the Business;

                       (iii) the machinery and equipment of Seller and other fixed assets of the Business located at the Real Property as of the Closing;

                        (iv) the prepaid expenses of Seller as of the Closing to the extent relating to the Acquired Assets;

                         (v) the right, title and interest of Seller as of the
               Closing in, to and under all contracts, leases, licenses and all other legally binding commitments ("Contracts") (other than Excluded Contracts) ("Assumed Contracts") that are listed on Schedules 2.1.7 or 2.1.11, or which would be so listed but for any dollar, time or other exclusion or exception in Section 2.1.7 or Section 2.1.11, as the case may be, and any Contract primarily relating to the Business entered into in accordance with this Agreement, including without limitation Section 3.5;

                        (vi) the right, title and interest of Seller as of the
               Closing in, to and under the intellectual property listed or required to be listed on Schedule 2.1.9;

                       (vii) the trade secrets, know how and goodwill owned by Seller as of the Closing relating primarily to the Business;

                      (viii) the books of account, general, financial,
               accounting and personnel records, files, invoices, customers' and suppliers' lists and other written information owned by Seller as of the Closing and relating primarily to the Business;

                        (ix) the permits, licenses, franchises and other
               federal, state, local and foreign governmental approvals and authorizations of Seller as of the Closing relating primarily to the Business;

                         (x) the assets reflected as such in the Closing Date Balance Sheet, including without limitation amounts due




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               from Seller or any of its Affiliates as of the Closing Date arising out of or relating to the supply of yarn or the provision of commission weaving services to the Seller or any of its Affiliates by the Mastercraft Group prior to the Closing Date; and

                        (xi) the entire right, title and interest of Seller in
               all of the issued and outstanding capital stock of Ack-Ti and Ackerman (the "Shares").

               (b) For purposes of this Agreement, the term "Excluded Assets" means:

                         (i)  cash and cash-equivalent assets;

                        (ii) the insurance policies or other insuring agreements
               of Seller, whether or not pertaining to the Acquired Assets or the Business, and all rights of every nature and description under or arising out of such policies or agreements, except as expressly provided in Section 6.2.5;

                       (iii) the rights of Seller under this Agreement and the
               agreements, instruments and certificates delivered in connection with this Agreement;

                        (iv)  the Records referred to in Section 6.2.3(a)(i),
               (ii) or (iii);

                         (v) the rights and other assets (including Tax and other refunds and claims thereto) to the extent related to any of the Excluded Liabilities;

                        (vi) the rights, title and interest in the trade names
               "Collins & Aikman" and "C&A" and the "CA" logo, or any variations or derivations of such names or logo;

                       (vii) the accounts of a type that would be reflected (on
               a net basis or otherwise) on a combined balance sheet of the Mastercraft Group prepared on a basis consistent with the Balance Sheet as "Investments and Advances from Collins & Aikman Products Co." and any other accounts due from Seller or any of its subsidiaries without reduction or increase, as the case may be, of such accounts for (A) amounts due from Seller or any of its Affiliates as of the Closing Date arising out of or relating to the supply of yarn or the provision of commission weaving services to the Seller or any of its Affiliates by the Mastercraft Group prior to the Closing Date and (B) amounts due to Seller or any of its Affiliates as of the Closing Date arising out of or relating to the provision of finishing services to the Ack-Ti Division and transportation services to the Mastercraft Group prior to the Closing Date; and




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                      (viii)  the assets identified on Schedule 1.2(b)(viii).

               (c) As used in this Agreement, the phrases "used" or "held for use in," "relate to," "related primarily to" or "relating primarily to" the Business, or the conduct thereof, and similar phrases are intended to exclude assets of Seller owned or held (i) in any business other than the Business, (ii) for use in the businesses or activities of Seller generally, or (iii) for use by both the Mastercraft Group and any other business of Seller so long as such assets or rights do not exclusively or predominantly relate to the Business. Nothing in this Section 1.2 will constitute a representation or warranty with respect to the extent of Seller's right, title and interest in or to any of the Acquired Assets.

               1.3. Assumption of Liabilities. (a) On the terms and subject to the conditions of this Agreement, effective as of the Closing, Purchaser assumes and agrees to pay, perform and discharge when due, and to indemnify Seller and its Affiliates against and hold them harmless from, the obligations and liabilities of Seller of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whenever arising, whether or not accrued, that are described below (collectively, the "Assumed Liabilities"):

                         (i) the obligations and liabilities, or reserves
               therefor, to the extent reflected in the Closing Date Balance Sheet, including without limitation amounts due to Seller or any of its subsidiaries as of the Closing Date arising out of or relating to the provision of finishing services to the Ack-Ti Division and transportation services to the Mastercraft Group prior to the Closing Date;

                        (ii) all amounts due from Seller or any of its
               Affiliates (A) to Employees who are employed by Seller as of the Closing Date (or on temporary leave or disability) ("Closing Date Employees") under any of the Employee Plans or arrangements listed on Schedule 2.1.12 (excluding those Employee Plans marked with an asterisk thereon), the parties hereby acknowledging, however, that (1) except and only to the extent provided in Sections 6.1.1-6.1.7, nothing in this Section 1.3(a)(ii) will require Purchaser to continue any Employee Plan or arrangement listed on Schedule 2.1.12 that is not an Assumed Contract after the Closing and (2) accordingly, Purchaser's obligations under this Section 1.3(a)(ii)(A) will apply only to events or periods occurring or, in the case of a continuing event (such as, for example, a hospitalization) commencing, prior to or on the Closing Date, (B) for severance or termination pay or benefits to any sales representative referred to on Schedule 2.1.12 or to any Closing Date Employee pursuant to the severance letters referred to in Exhibit A to Schedule 2.1.12, the




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               severance policy referred to in Exhibit B of Schedule 2.1.12, any
               Assumed Contract or applicable Law arising out of (1) the termination (actual, constructive or, under certain of such severance letters, for "Good Reason" or without "cause") of any such sales representative or Closing Date Employee on or after the Closing or (2) the consummation of the transactions contemplated hereby, (C) for post-retirement health benefits to Closing Date Employees, and (D) for claims under worker's compensation Laws made by Closing Date Employees on or after the Closing Date;

                       (iii) the obligations and liabilities relating to,
               resulting from or arising out of any matter listed or described on any of Schedules 2.1.7, 2.1.9 and 2.1.10(a) or not so listed or described by reason of any dollar, time or other exclusion or exception in any representation or warranty in the corresponding
               Section in Article II;

                        (iv) the obligations and liabilities of Seller under the executory portion of Assumed Contracts;

                         (v) the obligations and liabilities of Seller, if any,
               (A) for personal injury in respect of any and all Products manufactured by Purchaser or any of its Affiliates after the Closing and (B) for Product return, warranty or similar liabilities or obligations in respect of any and all Products manufactured or sold by Seller, Purchaser or any of their respective Affiliates prior to, on or after the Closing Date (including without limitation obligations and liabilities for refunds, adjustments, allowances, damages, repairs, exchanges and returns;

                        (vi) the obligations and liabilities arising out of Purchaser's conduct of the Business after the Closing
               Date;

                       (vii) the obligations and liabilities assumed by Purchaser or Parent under Sections 6.1.1, 6.1.2 and 6.2.4; and

                      (viii) the obligations and liabilities for any legal,
               accounting, travel, printing or other expenses incurred on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or the financing thereof.

The provisions of Sections 1.3(a)(i)-(viii) are independent, with the result that any limitation in any such provision thereof will not apply to any other provision thereof. All Persons having any right in respect of any Assumed Liabilities are intended third-party beneficiaries of Purchaser's obligations under this Section




                                                         5

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1.3(a). Notwithstanding any other provision hereof or of applicable Law to the contrary, the parties' respective obligations under any covenant in this Agreement, including without limitation Purchaser's obligations under this
Section 1.3(a), will not be subject to offset or reduction or otherwise affected by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document contemplated by or delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder or any other matter whatsoever.

                  (b) Notwithstanding anything to the contrary contained herein, but subject to Section 1.3(c), Purchaser will not assume or otherwise become liable for, and as between Purchaser and Seller, Seller will retain and remain responsible for and pay in accordance with their respective terms, the obligations and liabilities of Seller of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whenever arising, whether or not accrued, that are described below (collectively, the "Excluded Liabilities"):

                         (i) the obligations or liabilities of Seller to the
               extent attributable to any of the Excluded Assets, including without limitation the total amounts of checks issued by Seller, Ack-Ti, Ackerman or any Affiliate thereof that have not been presented for payment to Seller's bank disbursement account prior to the Closing Date (the amount thereof, the "Negative Cash Amount");

                        (ii) the obligations or liabilities of Seller (A) under
               any Employee Plans marked with an asterisk on Schedule 2.1.12 except to the extent assumed by Purchaser pursuant to Section 1.3(a)(ii)(B) or (C), (B) referred to in the second paragraph of
               Note 2(c) to the Financial Statements to provide post-retirement health benefits to individuals formerly employed in the Business and not so employed as of immediately prior to the Closing (unless on temporary leave or disability), and (C) referred to in
               Note 2(d) to the Financial Statements under worker's compensation Laws in respect of claims made prior to the Closing Date;

                       (iii) the obligations or liabilities of Seller that are
               not Assumed Liabilities, including without limitation arising out of any Environmental Condition to the extent existing prior to the Closing Date;

                        (iv) the obligations or liabilities of Seller of a type
               that would be reflected (on a net basis or otherwise) on a combined balance sheet of the Mastercraft Group prepared on a basis consistent with the Balance Sheet as "Investments and Advances from Collins & Aikman Products Co.", and any other accounts due to Seller or any of its subsidiaries without reduction or increase, as




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               the case may be, of such accounts for (A) amounts due to Seller or any of its Affiliates as of the Closing Date arising out of or relating to the provision of finishing services to the Ack-Ti Division and transportation services to the Mastercraft Group prior to the Closing Date or (B) amounts due from Seller or any of its Affiliates as of the Closing Date arising out of or relating to the supply of yarn or the provision of commission weaving services to Seller or any of its Affiliates by the Mastercraft Group prior to the Closing Date;

                         (v) the obligations or liabilities retained by Seller under Section 6.1.3 or 6.2.4;

                        (vi) the obligations or liabilities for any legal,
               accounting, investment banking, brokerage or similar fees or expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; and

                       (vii) the obligations or liabilities of Seller or Ack- Ti
               under the Contracts listed on Schedule 1.3(b)(vii) (the "Excluded Contracts").

                  (c) Notwithstanding any other provision hereof, effective as of the seventh anniversary of the Closing Date, all Excluded Liabilities involving claims for personal injury or damage to property relating to, resulting from or arising out of the conduct of the Business at any time, other than (i) any of such Excluded Liabilities as to which Purchaser has theretofore made a claim for indemnification in accordance with this Agreement and (ii) any of such Excluded Liabilities relating to any Environmental Condition existing on or prior to the Closing Date, will, without further action, become Assumed Liabilities.

               1.4. Purchase Price. (a) In addition to assuming the Assumed Liabilities, at the Closing, Purchaser will pay to Seller U.S. $310.0 million (the "Closing Price"), subject to adjustment as provided in Sections 1.4(b) and
1.5 in respect of changes in the Net Worth Amount (as adjusted, the "Purchase Price"). "Net Worth Amount" means the amount shown as "Investments and Advances from Collins & Aikman Products Co." as it would appear on a balance sheet of the Mastercraft Group prepared in accordance with the second sentence of Section 1.5(a).

                  (b) Not less than two business days prior to the Closing Date, Seller will deliver to Purchaser a combined balance sheet which will set forth Seller's estimate of the Net Worth Amount as of the Closing Date (the "Estimated Net Worth Amount"), determined in accordance with the second sentence of Section 1.5(a) as if it were the Actual Net Worth Amount, but based upon Seller's review of monthly financial information then available to Seller and its inquiries of personnel responsible for the preparation of financial information relating to the Business in the ordinary course thereof. The Closing Price will be reduced or increased dollar-for-dollar, as the case may be (as so adjusted, the "Estimated Purchase Price"), by the amount by which the Estimated Net Worth Amount calculated on the basis set forth in the second sentence of Section 1.5(a) is less or more, as the case may be, than $143,714,000.

                  (c) On the Closing Date, Purchaser will pay by wire transfer of immediately available funds to such account as Seller has theretofore designated an amount equal to the Estimated Purchase Price.

                  1.5. Purchase Price Adjustment. (a) In order to determine the Purchase Price, the Estimated Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, to the extent that the Actual Net Worth Amount is less or greater, as the case may be, than the Estimated Net Worth Amount determined in accordance with Section 1.4(b). For purposes of this Agreement, the "Actual Net Worth Amount" means the Net Worth Amount (without giving effect to any extraordinary transactions taken upon or after the Closing) on a combined balance sheet for the Mastercraft Group prepared in accordance with this Section 1.5 as of the close of business on the Closing Date (the "Closing Date Balance Sheet") on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing, the Balance Sheet (the "Accounting Policies"), except that (i) the principles set forth in Schedule 1.5(a) will be applied in preparing the Closing Date Balance Sheet, (ii) the Closing Date Balance Sheet will in all events exclude any Excluded Liabilities (including without limitation the Executive Incentive Compensation Plan referred to on Schedule 2.1.12) and Excluded Assets and any accruals or reserves related thereto, (iii) the Closing Date Balance Sheet will reflect liabilities for amounts accrued as of the close of business on the Closing Date for the obligations and liabilities of Seller to Closing Date Employees for group health, long term disability, medical, dental, vision and hospitalization benefits referred to in Note 2(c) to the Financial Statements in accordance with the Accounting Policies, and (iv) the Negative Cash Amount, if any, and any accounts payable to which the Negative Cash Amount relates will be excluded from the Closing Date Balance Sheet.

                  (b) Within 60 calendar days after the Closing Date, Seller and Arthur Andersen L.L.P. ("Seller's Accountants") will prepare, or cause to be prepared, and deliver to Purchaser the Closing Date Balance Sheet setting forth the Actual Net Worth Amount. The Closing Date Balance Sheet will be accompanied by a report of Seller's Accountants substantially to the effect, that in the opinion of such firm, the Closing Date Balance Sheet has been prepared in all material respects in accordance with the requirements of the second sentence of
Section 1.5(a). Seller and its authorized representatives will be entitled to review, during normal business hours, the books, records and workpapers of the Mastercraft Group to prepare the Closing Date Balance Sheet. Without limiting the generality or effect of any other provision hereof, (i) Purchaser will (A) provide Seller and its representatives access, during normal business hours, to the facilities, personnel and accounting and other records of the Mastercraft Group to the extent reasonably determined by Seller to be necessary to permit Seller to prepare or have prepared the Closing Date Balance Sheet as herein provided; provided, however, that Seller will conduct any such review in a manner that does not unreasonably interfere with the conduct of the Business by the Mastercraft Group after the Closing, or result in substantial out-of-pocket costs to Purchaser, and (B) take such actions as may be reasonably requested by Seller to close, or to assist Seller in closing, as of the close of business on the Closing Date, the books and accounting records of the Mastercraft Group and otherwise reasonably to cooperate with Seller and its representatives in the preparation of the Closing Date Balance Sheet, and (ii) Purchaser's independent accountants will be entitled to participate as an observer in any physical inventory count or similar procedure conducted by Seller in connection with the preparation of the Closing Date Balance Sheet. Purchaser and Seller will each pay one-half of the Seller's Accountants' fees and expenses incurred in performing the audit of the Closing Date Balance Sheet. Concurrently with the delivery of the Closing Date Balance Sheet, Seller will use its reasonable efforts to cause Seller's Accountants to provide Purchaser access to any of such firm's workpapers, trial balances and similar materials prepared in connection with such firm's audit or review of the Closing Date Balance Sheet.

                  (c) If, within 60 calendar days after the date of Seller's delivery of its computation of the Actual Net Worth Amount, Purchaser determines in good faith that such computation is inaccurate, Purchaser will give written notice to Seller within such 60 calendar day period (i) setting forth Purchaser's computation of Actual Net Worth Amount as of the close of business on the Closing Date and (ii) specifying in reasonable detail Purchaser's basis for its disagreement with Seller's computation. The failure by Purchaser so to express its disagreement or provide such specification within such 60 calendar day period will constitute Purchaser's acceptance of Seller's computation of the Actual Net Worth Amount. If Purchaser and Seller are unable to resolve any disagreement between them within ten calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the dispute resolution group of Deloitte & Touche (the "Accountants") as promptly as practicable. Purchaser and Seller will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The Accountants will make a determination as to each of the items in dispute, which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants,
(C) made in accordance with this Agreement, and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled, but not obligated, to rely on the workpapers, trial balances and similar materials prepared by Seller's Accountants in connection with such firm's examination of the financial statements of Seller and its subsidiaries, the Accountants will not consider or make any adjustment in respect of any matter which is not in dispute, other than an adjustment resulting from any other adjustment in respect of a matter which is in dispute, and the fees and expenses of the Accountants will be shared equally by Purchaser and Seller (except as provided below). If the determination of the Accountants represents an outcome more favorable to either Purchaser or Seller than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the Accountants upon the referral of the matter to the Accountants (each, a "Last Offer"), then the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party". For purposes hereof, all of the fees and expenses of the Accountants, and the reasonable out-of-pocket expenses of the Prevailing Party, will be borne by the Non-Prevailing Party. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer (other than the Last Offer) made by any party.

                  (d) To the extent that the Actual Net Worth Amount determined as provided in this Section 1.5 is more or less than the Estimated Net Worth Amount, Purchaser or Seller, as applicable, will, within ten calendar days after the final determination of the Actual Net Worth Amount pursuant to this Section 1.5, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to Chase Manhattan Bank's prime rate, as publicly announced and in effect from time to time during such period, plus 2.0%, calculated on the basis of the actual number of days elapsed over 360), to such account as has been designated by Purchaser or Seller, as applicable.

               1.6.  Transactions to be Effected at the Closing.  At the
Closing:

                  (a) Seller will deliver or cause to be delivered to Purchaser the documents described in Section 4.2; and

                  (b) Purchaser will deliver to Seller payment of the Estimated Purchase Price as provided in Section 1.4(b) and the documents described in
Section 4.3.

                       II. REPRESENTATIONS AND WARRANTIES

               2.1. Representations and Warranties of Seller. Subject to Section 2.3, Seller represents and warrants to Purchaser as of the date of this Agreement as follows:

                  2.1.1. Authorization and Effect of Agreement. (a) Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law and the New York Business Corporation Law for the due authorization of the execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller has been duly taken by Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding obligation of Seller.

                  (b) Each of Ack-Ti and Ackerman is a duly organized, validly existing corporation, in good standing under New York Law and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of its respective properties owned or held under lease or the nature of its business makes such qualification necessary, except for such of the foregoing in which the failure to be so qualified or in good standing would not have a Material Adverse Effect.

                  2.1.2. No Restrictions. The execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, in any material respect, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit or the incurrence of a material liability under, any provision of the Certificate of Incorporation or By-laws of Seller, Ack-Ti or Ackerman or any Contract listed or described or required to be listed or described on Schedule 2.1.7 or Schedule 2.1.11, or any permit or approval pertaining to the Mastercraft Group ("Permit") issued under any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, decree or ruling or common law obligation ("Law") of any domestic, foreign or other court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity"), other than any such conflicts, violations or defaults as are listed or described on Schedule 2.1.2 or which would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any applicable Law in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it, except
(i) for the filing of a premerger notification report by an Affiliate of Seller under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) for such of the foregoing as are listed or described on
Schedule 2.1.2, and (iii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

                  2.1.3. Financial Statements. (a) Attached as Schedule 2.1.3 are the audited combined balance sheet of the Mastercraft Group as of January 27, 1996, the related audited combined statements of operations and cash flows for the 12 months ended January 27, 1996, the audited combined balance sheet of the Mastercraft Group as of December 28, 1996 (the "Balance Sheet") and the related audited combined statements of operations and cash flows for the fiscal year then ended (collectively, with the related notes, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the combined financial position of the Mastercraft Group as of the dates thereof and the results of its operations and cash flows for the periods specified in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"), except as set forth in the notes to the Financial Statements. For purposes of this Agreement, "Balance Sheet Date" means December 28, 1996.

                  (b) The inventory that will be shown on the Closing Date Balance Sheet will consist of items usable or salable in the ordinary course of business of the Business and will be shown thereon at the lower of historical cost or net realizable value based on sales in the ordinary course of business, in either case, valued in accordance with GAAP.

                  (c) The accounts receivable that are shown on the Balance Sheet and that will be shown on the Closing Date Balance Sheet arose or will arise out of transactions in the ordinary course of business of the Business (without giving effect to the Receivables Facility) and constitute identifiable indebtedness of the applicable account debtor, and the related reserves will be adequate under GAAP. Any collections of accounts receivable to which Purchaser is entitled pursuant to Section 6.2.6 will be remitted without reduction for any discount or loss on sale attributable to the accounts receivables financing facility operated by a finance subsidiary of Seller for Seller and its Affiliates described in the Notes to the Financial Statements and embodied in certain agreements referred to in Schedule 1.3(b)(vii) (the "Receivables Facility").

                  (d) Except for liabilities of a type specifically referred to in the notes to the Balance Sheet, as of the Closing

Date there will be no Assumed Liabilities that are not reflected in the Closing Date Balance Sheet, but are required to be so reflected in accordance with GAAP (subject to Schedule 1.5(a)).

                  2.1.4. Conduct of the Business Since the Balance Sheet Date.
(a) Except as listed or described on Schedule 2.1.4(a), and except as a result of matters permitted or required by this Agreement, since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practice, Seller has not taken any action which would have constituted a violation of Section 3.5 if Section 3.5 had applied since the Balance Sheet Date and there has not been any Material Adverse Effect except as a result of general economic conditions and competitive circumstances in the businesses in which the Business is conducted.

                  (b) Seller has not sold any capital equipment or machinery having an original cost basis of more than $1,000 since the Balance Sheet Date.

                  2.1.5. Compliance with Laws. To the Knowledge of Seller, except as listed or described on Schedule 2.1.5, Seller is not in violation of any applicable Law in the conduct of the Business and has all Permits required thereunder, other than such violations or failures to have such Permits which would not reasonably be expected to have a Material Adverse Effect.

                  2.1.6. Tangible Personal Property; Title to Assets. (a) Except
(i) with respect to the Owned Real Property and the Leased Real Property which are the subject of Section 2.1.7, (ii) as listed or referred to on Schedule 2.1.6(a), and (iii) for assets sold in the ordinary course of business to any Person who is not an Affiliate of Seller in transactions believed by Seller to be for fair value since the Balance Sheet Date, Seller, Ack-Ti and Ackerman own all tangible assets reflected on the Balance Sheet as owned by Seller, or Ack-Ti or Ackerman for the Mastercraft Group, or thereafter purchased or acquired by Seller, Ack-Ti or Ackerman for the Mastercraft Group, free and clear of all mortgages, liens, security interests or other encumbrances ("Liens") except for
(A) Liens that are listed or described on Schedule 2.1.7, (B) mechanics', carriers', workers', warehouseman's, materialman's, repairmen's or other Liens arising or incurred in the ordinary course of business of the Business, (C) Liens for Taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty or which are listed or described in Schedule 2.1.6(a) and, if required by GAAP, as will be reflected in the Closing Date Balance Sheet, (D) other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the Business as presently conducted, and (E) other Liens arising as a matter of Law. (The items referred to in clauses (A) through (E) of the immediately preceding sentence are hereafter referred to as "Permitted Liens"). Other than Excluded Assets, the tangible assets owned by Seller on the Closing Date and Transferred to Purchaser will constitute all tangible assets owned by Seller and primarily used in the conduct of the Business. All such tangible assets and all of the tangible assets listed on Seller's most recent asset register prepared by Seller in the ordinary course of business and furnished to Purchaser prior to the date hereof (except for such of those as have been sold in the ordinary course of business or otherwise in accordance with the covenants of Seller herein contained) are located at the Real Property or are owned by Seller and held by a bailee.

                  (b) Except as set forth on Schedule 2.1.6(b), Seller owns the number of Shares listed on Schedule 2.1.6(b) free and clear of any Liens and such Shares represent all of the issued and outstanding shares of capital stock of Ack-Ti and Ackerman. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and the Shares have not been issued in violation of, and are not subject to, any preemptive rights, and there are no outstanding convertible or exchangeable securities, calls, options or similar Contracts relating to the Shares or that may require Ack-Ti or Ackerman to issue to any Person any shares of any of its capital stock. Except as listed or described on Schedule 2.1.6(b), there are no voting trust or other Contracts restricting the voting, dividend rights or disposition of the Shares.

                  2.1.7. Real Property. The Real Property listed on Schedule
2.1.7 constitutes all real property primarily used in the Business and owned in fee by Seller or any of its Affiliates (the "Owned Real Property") or leased by Seller (the "Leased Real Property"). Seller has title to the Owned Real Property and title to the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, licenses, subleases and related instruments governing the Seller's interests therein, as listed on Schedule 2.1.7), to the Knowledge of Seller, free and clear of all Liens other than (a) Liens listed or described on Schedule 2.1.7, (b) Liens referred to in the title policies listed on Schedule 2.1.7, (c) other Permitted Liens, (d) Liens that arise under zoning, land use and other similar laws, and (e) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which, in the case of any of the preceding clauses (a) through (e), do not materially impair the continued use of the property subject thereto in the Business as presently conducted. The leases, licenses and subleases related to the Leased Real Property are valid and subsisting leases, licenses or subleases which are in full force and effect and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in material default thereunder. The Real Property, and Seller's use of it in the Business, comply with all applicable Laws, except where the failure to so comply, individually or together with all other such failures to so comply, would not have a Material Adverse Effect; and no condemnation proceedings are pending, or to the Knowledge of the Seller, threatened, with respect to any of the Real Property, nor has any such property been condemned. Seller has, and the Purchaser immediately after the Closing will have, access to public roads or valid easements over private streets or private property for such ingress to and egress from each of the Real Property as is necessary for the conduct of the Business as conducted as of the date hereof.

                  2.1.8. Insurance. Seller has made available to Purchaser schedules of all material policies of fire, liability and other forms of insurance covering occurrences as of, or claims made on, the date hereof and maintained by Seller or any of its Affiliates to the extent applicable to the Business.

                  2.1.9. Intellectual Property. Schedule 2.1.9 lists or describes all material patents, trademarks, trade names, service marks, registered copyrights and registrations and applications therefor used primarily in the conduct of the Business as of the date hereof (the "Intellectual Property"). Except as set forth on Schedule 2.1.9, neither Seller nor any of its Affiliates has received any written notice (that has not been subsequently satisfied or withdrawn) of any conflict with the asserted rights of others in connection with the use by Seller of any of the Intellectual Property in the conduct of the Business and, to the Knowledge of Seller, the use of the Intellectual Property as currently used by Seller does not conflict with or infringe upon any intellectual property rights of others.

                  2.1.10. Litigation; Decrees. (a) Except (i) as listed or described on Schedules 2.1.5 or 2.1.10(a), (ii) for claims under workers' compensation Laws, (iii) for routine claims for employee benefits, and (iv) for claims for money damages alone of less than $50,000 in respect of any single claim or series of related claims arising out of a single event or condition (which claims do not exceed $100,000 in the aggregate), to the Knowledge of Seller, there are no lawsuits, claims or administrative or other proceedings ("Legal Proceedings") pending or threatened in writing against Seller or any of its Affiliates with respect to the Business or the Real Property, except for Legal Proceedings which, if determined adversely, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, neither Seller nor any of its Affiliates is in default under the terms of any judgment, order or decree of any Governmental Entity (collectively, "Orders") with respect to the Business or the Real Property, except for such defaults which would not reasonably be expected to have a Material Adverse Effect.

               (b) Neither Seller nor any of its Affiliates has any obligation or liability in respect of breach of warranty on any Product manufactured by Seller or any of its Affiliates prior to the Closing that results from a systemic manufacturing process or construction defect (excluding for this purpose obligations and liabilities for refunds, adjustments, allowances, damages (including as a result of product liability claims), repairs, exchanges and returns in the ordinary course of business and for personal injury).

                  2.1.11. Contract Rights. Except as listed or described on
Schedule 2.1.7 or Schedule 2.1.11, and except for Excluded Contracts, as of the date hereof, neither Seller nor any of its Affiliates is a party to or bound by any Contract relating primarily to the Business that is of a type described below:

                  (a) Any employment, severance or consulting Contract with an Employee or Former Employee that is not terminable at will by Seller (other than any Contract for the employment of any such Employee or Former Employee implied in Law but as to which no specific claim has, to the Knowledge of Seller, been asserted) and which will require the payment of amounts to such employee after the date hereof in excess of $100,000 in any year;

                  (b) Any collective bargaining Contract with any labor union;

                  (c) Any Contract or series of related Contracts for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $250,000;

                  (d) Any Contract or series of related Contracts requiring aggregate future payments or expenditures in excess of $100,000 and relating to cleanup, abatement or other actions in connection with environmental liabilities;

                  (e) Any license or other Contract or series of related Contracts with respect to Intellectual Property (other than licenses for terms of less than one year granted or received in the ordinary course of business of the Business), which pursuant to the terms thereof requires future payments in excess of $50,000 in any year;

                  (f) Any indenture, mortgage, loan or credit Contract under which Seller, Ack-Ti or Ackerman has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, which is not reflected in the Balance Sheet (without reference to any associated notes);

                  (g) Any Contract with any manufacturer's representative or other sales agent having a remaining term in excess of one year and which is not terminable without penalty on 90 calendar days' or less notice;

                  (h) Any Contract which requires payments in any year in excess of $100,000 under which Seller, Ack-Ti or Ackerman is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person or (ii) a lessor of or one who otherwise makes available for third party use any tangible personal property owned by Seller, Ack-Ti or Ackerman;

                  (i) Any Contract or series of related Contracts which involves aggregate future payments by or to the Seller in excess of $100,000, other than a purchase or sales order or other Contract entered into in the ordinary course of the conduct of the Business or not required to be listed on Schedule 2.1.7 or
Schedule 2.1.11 by reason of any dollar amount, time or other exclusion or exception in any other paragraph of this Section 2.1.11;

                  (j) Any Contract granting to any Person a first- refusal, first-offer or other similar right to purchase or acquire any of the Acquired Assets; any Contract with respect to a joint venture or partnership arrangement; any Contract granting a power of attorney other than in connection with the asserted rights of landlords in the event of a default under any real property lease; any Contract with respect to indemnities, guarantees, letters of credit, surety or other bonds or pursuant to which any assets or properties of the Business is, or is to be, subjected to a Lien; any Contract limiting or restricting the ability of the Purchaser or any of its Affiliates to enter into or engage in any market or line of business in or related to the Business after the Closing Date; or any Contract relating to any borrowing or any full or partial guarantee or other similar liability in respect of any similar liability for indebtedness of any Person other than Seller;

                  (k) Any Contract for the provision of design services to the Business which is, or would reasonably be expected to be, material to the Business; or

                  (l) Any other Contract a breach of or default under which would have a Material Adverse Effect if recovery for such breach or default were based on general compensatory damages.

Except as set forth on Schedule 2.1.11 or 2.1.7, each Assumed Contract is a valid and binding obligation of Seller, Ack-Ti or Ackerman, as the case may be, and, to the Knowledge of Seller, the other parties thereto. Except as set forth on Schedule 2.1.11 or 2.1.7, to the Knowledge of Seller, Seller or one of its Affiliates, as the case may be, has performed in all material respects the obligations required to be performed by it through the date hereof under each of the Assumed Contracts and neither Seller nor any of its Affiliates, as applicable, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and neither Seller nor any of its Affiliates has received any notice of default or termination of any Contract required to be listed on Schedule 2.1.7 or Schedule 2.1.11 from any party thereto, except in any such case for any breach, default or termination which would not have a Material Adverse Effect.

                  2.1.12. Employee Plans, Etc. (a) For purposes of this Agreement, (i) the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, program, agreement or arrangement, whether or not subject to ERISA, that (A) provides benefits for Employees or Former Employees and (B) is maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, or under which Seller or any of its Affiliates is liable in respect of Employees or Former Employees, provided, however, that the term "Employee Plan" does not include any of the foregoing that relates exclusively to an Excluded Contract, (ii) the term "Employee" means each Person listed or described as such on Schedule 2.1.12 and each Person who is presently employed by Seller, Ack-Ti or Ackerman primarily in the conduct of the Business, and (iii) the term "Former Employee" means any Person formerly so employed by Seller, Ack-Ti or Ackerman. (The terms "Employee" and "Former Employee" will include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee.)
Schedule 2.1.12 lists or describes all Employee Plans currently in effect other than Employee Plans (x) listed or described on Schedule 2.1.11 or (y) mandated or implied by Law and usual and customary for a business such as the Business. None of the Employee Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) With respect to each Employee Plan listed or described on
Schedule 2.1.12, Seller has delivered or made available to Purchaser, to the extent applicable, a copy of (i) the plan document for each Employee Plan as currently in effect (or a description of any Employee Plan for which there is no plan document), including any agreements entered into in connection with such Employee Plan, (ii) the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service, (iii) the most recent actuarial report, and (iv) the most recent summary plan description, together with each summary of material modifications that has been distributed to Employees. Except as set forth on
Schedule 2.1.12, each Employee Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the trust (if any) forming a part thereof, has received a favorable determination from the Internal Revenue Service (the "IRS") as to the qualification under the Code of each such Employee Plan. Seller has delivered to Purchaser a copy of the most recent determination letter with respect to each such Employee Plan, and to the Knowledge of Seller nothing has occurred since the date of such determination letter that would adversely affect such qualification which cannot be corrected within the remedial amendment period provided under Section 401(b) of the Code.

                  (c) Neither Seller nor any of its Affiliates has engaged in a transaction with respect to any Employee Plan which would reasonably be expected to subject any Employee Plan or Purchaser to a material civil penalty under ERISA or a material tax under the Code. Each of the Employee Plans has been operated and administered in all material respects in accordance with applicable Laws, including without limitation, to the extent applicable, ERISA. Neither Seller nor any of its Affiliates has incurred any liability under Title IV of ERISA that would reasonably be expected to result in material liability to Purchaser. Each Employee Plan that is a group health plan within the meaning of
Section 5000(b)(1) of the Code is in compliance in all material respects with the provisions of Section 4980B(f) of the Code. There is not any pending or, to the Knowledge of Seller, threatened in writing, material claim by or on behalf of any Employee Plan, by any Employee or Former Employee covered under any Employee Plan or otherwise involving any Employee Plan (other than routine claims for benefits).

                  (d) As of the date hereof, none of Seller, Ack-Ti or Ackerman is a party to any Contract with any union representing Employees and, to the Knowledge of Seller, no union organizational effort relating to Employees is pending.

                  2.1.13. Taxes. Seller, Ack-Ti and Ackerman have filed or caused to be filed with the appropriate United States, state, local and foreign Governmental Entities all Tax Returns required to be filed by them on or prior to the Closing Date (taking into account all extensions of due dates) and Seller, Ack-Ti and Ackerman have paid or adequately reserved or provided for all Taxes shown thereon as owing, except where the failure to file such Tax Returns or pay any such Taxes would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.1.13, to the Knowledge of Seller, no Governmental Entity has proposed any adjustment to any such Tax Return which adjustment relates to the Business or the Mastercraft Group, unless such adjustment has been adequately provided for or satisfied or would not reasonably be expected to have a Material Adverse Effect. Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any Employee or Former Employee, creditor, independent contractor or other third party, including without limitation payroll and back-up withholding taxes.

                  2.1.14. Environmental Matters. (a) Except as listed or described on Schedule 2.1.14 or in the environmental assessments referred to therein, (i) neither Seller nor any of its Affiliates has any liability under any Environmental Law (including without limitation any obligation to remediate any Environmental Condition) applicable to the Owned Real Property or the Leased Real Property, (ii) neither Seller nor any of its Affiliates is in violation of or has any liability with respect to any Environmental Law with respect to the Business, and (iii) there exists no Environmental Condition with respect to the Owned

Real Property or the Leased Real Property or the Business, which liability, violation or Environmental Condition specified in (i), (ii) or (iii) would reasonably be expected to have a Material Adverse Effect.

                  (b) Furthermore, to the Knowledge of Seller, except as listed or described on Schedule 2.1.14 or in the environmental assessments referred to therein, (i) neither Seller nor any predecessor of Seller, has generated, manufactured, refined, transported, treated, stored, handled, disposed, released, spilled, transferred, produced or processed any oil or hazardous material or any solid waste at the Real Property, except in compliance with all applicable Environmental Laws, (ii) neither Seller nor any predecessor of Seller has any Knowledge of the release or threat of release of any oil or hazardous material at or in the vicinity of the Real Property, (iii) neither Seller nor any predecessor of Seller has received notice under the citizen suit provision of any Environmental Law in connection with any of the Real Property or any facilities or operations thereon, (iv) neither Seller nor any predecessor of Seller has received any request for information, notice, demand letter or notice of a legal proceeding, or is subject to a pending or ongoing investigation, with respect to any Environmental Condition relating to any of the Real Property or any facilities or operations thereon, (v) Seller is not in violation of any health standards or applicable Laws relating to asbestos, oil or hazardous material, (vi) no asbestos or polychlorinated biphenyls are used or stored at any of the Real Property, (vii) no oil or hazardous material has migrated from other properties upon, about or beneath the Real Property, and (viii) the Real Property is not listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites, as a property requiring investigation or remediation and Seller has not received written notice that the Real Property is proposed to be so listed.

                  (c) Without limiting the generality or effect of the foregoing, to the Knowledge of Seller, Schedule 2.1.14 or the environmental assessments referred to therein list all underground storage tanks, and the capacity and contents of such tanks, located on any of the Real Property.

                  (d) For purposes of this Agreement, (i) the term "Environment" means soil, surface waters, groundwaters, land, surface or subsurface strata, ambient air or any other environmental medium, (ii) the term "Environmental Condition" means a condition with respect to the Environment which is reasonably likely to result in an Indemnifiable Loss with respect to the Business, and
(iii) the term "Environmental Law" means any Law for the protection of the Environment. Seller has made available to Purchaser all documents and records in possession or control of Seller or any of its Affiliates concerning Environmental Conditions at any of the Real Property or any facilities or operations thereon, whether generated by Seller or others, including without limitation environmental audits, environmental risk assessments or site assessments of any of the Real Property and/or any adjacent property or any property in the vicinity of any of the Real Property owned or operated by Seller or others, documentation regarding off-site disposal of hazardous materials, spill control plans and environmental agency reports and correspondence.

                  (e) To the Knowledge of Seller, the Real Property located at 650 West Street, Spindale North Carolina (the "West Spindale Property") does not and has not contained any underground or aboveground storage tanks, underground injection wells, equipment containing polychlorinated biphenyls or drums or containers buried in the ground and there are no existing or closed sanitary landfills, solid waste disposal sites or hazardous waste treatment, storage or disposal facilities on or affecting, or reasonably likely to affect, the West Spindale Property.

                  2.1.15. Certain Additional Representations. (a) Neither Seller, Ack-Ti, Ackerman nor any director, officer, agent, employee or other Person acting on behalf of Seller, Ack- Ti or Ackerman, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds in violation of Laws. Neither Seller, Ack-Ti, Ackerman nor any current director, officer, agent, employee or other Person acting on behalf of Seller, Ack- Ti or Ackerman, has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  (b) The Acquired Assets, Purchaser's right to collections of receivables pursuant to Section 6.2.6 and the Excluded Assets constitute, and will as of the Closing constitute, all assets (real or personal) and rights of Seller or any of its Affiliates used primarily in the Business or necessary for the conduct of the Business as conducted on the date hereof.

               2.2.  Representations and Warranties of Purchaser.
Subject to Section 2.3, each of Purchaser and Parent jointly and severally represents and warrants to Seller as follows:

                  2.2.1. Authorization and Effect of Agreement. Each of Parent and Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken for the due authorization of the execution and delivery by Parent and Purchaser of this Agreement and the performance by Parent and Purchaser of the transactions contemplated hereby to be performed by them has been duly taken by Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of each of Parent and Purchaser.

                  2.2.2. No Restrictions. The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance by Parent and Purchaser of the transactions contemplated hereby to be performed by each of them will not conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit or incurrence of a material liability under, any provision of the charter or bylaws or comparable governing documents of Parent and Purchaser, or any indenture, mortgage, deed of trust or other agreement or Permit applicable to Parent or Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Purchaser under an applicable Law in connection with the execution and delivery of this Agreement by Parent or Purchaser or the performance by Parent or Purchaser of the transactions contemplated hereby to be performed by either of them, except for the filing of a premerger notification report by Parent under the HSR Act and as listed or described on Schedule 2.2.2.

                  2.2.3.  Financial Capacity.  Parent has or has
committed to it, and will cause Purchaser to have, cash on hand sufficient to satisfy all of its obligations under this Agreement.

               2.3. Certain Limitations on Representations and Warranties. (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished or made available to or discovered by it or its representatives, other than this Agreement (including the Schedules hereto) or such of the foregoing as are delivered at the Closing,
(ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in this Agreement and the Confidentiality Agreement. EACH OF PARENT AND PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER WILL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED HEREIN.

                  (b) The representations and warranties made in this Agreement by Seller will be deemed for all purposes to be qualified by the disclosures made in any Schedule not specifically referred to only if the item disclosed in the Schedule not referred to specifically cross references the representation and warranty to be qualified by such item or the relevance of any item in any Schedule to such representation and warranty is apparent on its face.

                                 III. COVENANTS

               3.1. Investigation by Purchaser. (a) Prior to the Closing, upon reasonable notice from Parent (on behalf of itself and Purchaser) to Seller given in accordance with this Agreement, Seller will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser and Parent reasonable access during normal business hours to the facilities, assets and the books and records of the Mastercraft Group so as to afford Purchaser and Parent a reasonable opportunity to make, at their sole cost and expense, such review, examination and investigation of the Business as Purchaser and Parent may reasonably desire to make, including without limitation asset appraisals relating to inventory, receivables, fixed assets and other assets and a so-called "Phase I" (I.E., documentary review and walk-through site inspection) preliminary environmental evaluations; provided, however, that no borings or other so-called "Phase II" environmental examinations will be performed without Seller's prior written consent, which consent may be given or withheld in Seller's sole discretion. Purchaser and Parent will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Neither Parent nor Purchaser will contact any employee of Seller without the prior written approval of an authorized representative of Seller. Prior to the Closing, Seller will furnish to Parent or Purchaser, or cause to be furnished to Parent or Purchaser, such financial and operating data and other information pertaining to the Business as Parent or Purchaser may reasonably request; provided, however, that nothing in this Agreement will obligate Seller to take actions that would unreasonably disrupt the normal course of business of itself or any of its Affiliates, violate the terms of any applicable Law or any Contract or agreement to which any of them is a party or to which any of them or any of their assets are subject, or grant access to any of their proprietary or confidential information.

                  (b) Subject to Section 3.2, whether or not the Closing occurs, Parent and Purchaser will, and will cause each of their Affiliates to, treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third Persons) disclosed by or on behalf of Seller or any of its Affiliates, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, including without limitation in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, neither Purchaser, Parent nor any of their Affiliates will use in their businesses or otherwise any confidential or proprietary information furnished by Seller or any of its Affiliates not known to Purchaser or Parent on a non-confidential basis prior to its disclosure to Purchaser or Parent by Seller or any of its Affiliates. If this Agreement is terminated, Purchaser, Parent and each of their Affiliates will return to Seller all originals and copies of all non-public documents and materials of the type provided for in this Section 3.1 which have been furnished or made available in connection with this Agreement, and Purchaser and Parent will destroy all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such information.

               3.2. Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent (in the case of Seller) or Seller (in the case of Purchaser or Parent), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

               3.3. Regulatory Filings. (a) Within ten calendar days after the date hereof, Parent will, and Seller will cause the ultimate parent entity of Seller to, make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Parent will, and Seller will cause the ultimate parent entity of Seller to, file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be requested pursuant to the HSR Act. If applicable to the consummation of the transactions contemplated by this Agreement, Purchaser and Parent will each make such filings and use their respective reasonable efforts to obtain all permits required by Law. Seller will make such filings and use its reasonable efforts to obtain the governmental approvals referred to in Section 2.1.2, and Purchaser and Parent will each make such filings and use their respective reasonable efforts to obtain the governmental approvals referred to in Section 2.2.2. All filings referred to in this Section 3.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

                  (b) Without limiting the generality or effect of Section 3.3(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of Seller, in the case of Parent and Purchaser, or Parent, in the case of Seller, and (iii) cooperate with each other and use reasonable efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

               3.4. Injunctions. Without limiting the generality or effect of any provision of Section 3.3 or Article IV, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

               3.5. Operation of the Business. Except (i) in connection with or as a result of any matter listed or described on any Schedule and specifically identified therein as affecting the operating covenants below or as to which the relevance to the operating covenants below is apparent on its face, (ii) as expressly contemplated by this Agreement, or (iii) as otherwise consented to by Parent (on behalf of itself and Purchaser) in writing, prior to the Closing, Seller will:

                  (a) Use reasonable efforts to keep the Business intact and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business of the Business as presently conducted, and use reasonable good faith efforts to keep intact, to preserve and maintain the goodwill associated with the Business and Seller's relationships with the customers, suppliers, distributors, licensors and others with whom Seller has a material relationship; provided, however, that nothing in this Agreement or otherwise will prohibit or restrict Seller from paying or prepaying any indebtedness for borrowed money or any intercompany obligation reflected on the Balance Sheet;

                  (b) Continue existing practices relating to maintenance of the Acquired Assets so that they remain in substantially the same (or better) condition as on the date of this Agreement, normal wear and tear excepted;

                  (c) Not purchase, sell, lease or dispose of, or enter into any lease, agreement or other Contract for the purchase, sale, lease or disposition of, or subject to a Lien (other than a Permitted Lien), any asset that would be, but for such transaction, an Acquired Asset other than in the ordinary course of business of the Business or pursuant to the Receivables Facility and, with respect to the sale or disposition of a capital asset, only in respect of assets having an individual cost basis of less than $1,000;

                  (d) Not make any material amendment to any Employee Plan or materially increase the general rates of compensation of Employees, except (i) as required by Law or (ii) in the ordinary course of business of the Business;

                  (e) Not incur any indebtedness or guarantee any debt or other liability of any other Person that would constitute an Assumed Liability;

                  (f) Not increase the compensation payable or to become payable by the Seller to any Employee whose annual base compensation exceeds $100,000 except for normal periodic increase of regular salary (not bonuses or other compensation) in the ordinary course of business of the Business that are made in accordance with established compensation policies of the Seller or as required under a Contract listed on Schedule 3.5(f);

                  (g) Not enter into any employment Contract which would be an Assumed Contract which is not terminable at will without Purchaser incurring any liability;

                  (h) Not adopt or enter into any employee retirement or welfare benefit plan, whether or not subject to ERISA, providing for benefits to Employees; or

                  (i) Except for transactions which do not breach any covenant of Seller hereunder, not voluntarily take any action that would result in a material breach of the covenants, representations or warranties of the Seller hereunder or that would, individually or together with any other such action, have a Material Adverse Effect.

               3.6. Supplemental Schedules. Seller may (but will not be required to), from time to time but not less than five days prior to the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule, including without limitation one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained; provided, however, that subject to the following sentence, no such supplement or amendment will affect the rights or obligations of any party to this Agreement, including without limitation under
Section 4.2.1., which such party would have had in the absence of such supplement or amendment. Notwithstanding any other provision hereof, if the Closing occurs, any such previously noticed supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed by reason of Seller not having made such supplement or amendment.

               3.7. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article IV, prior to the Closing, each of the parties hereto will use its respective reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

               3.8. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer" Law of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

               3.9. Real Property Licenses. On the Closing Date each of Purchaser and Seller will execute and deliver to the other (a) the licenses for Seller's use of the Mastercraft Group showrooms in Tupelo, MS, Cerritos, CA, Chicago, IL, Hickory, NC and High Point, NC referred to in item 2 under the heading "Licenses" on Schedule 2.1.7 in the form attached, on the terms and conditions, described on Exhibit A to Schedule 2.1.7, and (b) the license for Seller's use of certain office and showroom space located at 210 Madison Avenue in the form of Exhibit B to Schedule 2.1.7.

               3.10. Discharge of Mortgages. On or before the Closing Date, Seller will (a) pay or discharge (i) any and all mortgages of record with respect to the Owned Real Property and (ii) the encumbrances on the Owned Real Property located in Troy, North Carolina in favor of the Montgomery County Industrial Facilities and Pollution Control Authority (including under the related Bond Purchase Agreement) and (b) provide Purchaser with evidence of such payment or discharge suitable for recording in the appropriate registry of deeds.

               3.11. Designer Contracts. On the Closing Date, Seller will execute and deliver to Purchaser (a) a separate assignment to Purchaser of the Assumed Contracts with respect to the provision of Product design services with a specific consent of Seller to the provision of design services to Purchaser under such Assumed Contracts and (b) a separate assignment to Purchaser of the Assumed Contracts with respect to sales representatives containing a specific consent of Seller to the provision by such sales representatives of services to Purchaser under such Assumed Contracts.

               3.12. UCC-3s/Release of Ack-Ti and Ackerman. Prior to the Closing Seller will use reasonable best efforts to obtain and deliver to Purchaser at the Closing, and in any event will deliver to Purchaser within 30 days after the Closing, (a) releases of all of Ack-Ti's and Ackerman's obligations and liabilities under the vendor financing agreements and credit agreements described on Schedule 1.3(b)(vii), to the extent permitted thereby, with respect to the Receivables Facility and other similar agreements relating to similar facilities, and (b) appropriate termination or partial release statements on Form UCC-3 ("UCC-3s") releasing all security interests with respect to Acquired Assets granted in connection with the vendor financing agreements and credit agreements described on Schedule 1.3(b)(vii). To the extent the agreements with respect to the Receivables Facility do not permit the release of Ack-Ti from all obligations and liabilities thereunder, subject to Purchaser's obligations under
Section 6.2.6, Seller will indemnify, defend and hold harmless Purchaser from and against any and all Indemnifiable Losses arising out of the assertion against Ack-Ti or Purchaser of any claim under such agreements.


                                 IV. THE CLOSING

               4.1. Conditions Precedent to Obligations of Purchaser, Parent and Seller. The obligations of each of Purchaser, Parent and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the conditions that (a) subject to the last sentence of this Section 4.1, each of the governmental and other approvals, consents or waivers identified in Item 1 on Schedule 2.1.2 shall have been obtained, (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing,
(c) the waiting period under the HSR Act shall have expired or been terminated, and (d) Seller and Purchaser shall have executed and delivered to each other the letter agreement substantially in the form of Exhibit 4.1 (the "Supply Agreement") (which each party covenants to do at the Closing, provided that the other conditions to the Closing are duly satisfied or waived). Any of the foregoing conditions may be waived (i) insofar as it is a condition to the obligations of Purchaser or Parent, by Parent (without the joinder of Purchaser) at its option and (ii) insofar as it is a condition to the obligations of Seller, by Seller at its option.

               4.2. Additional Conditions Precedent to Obligations of Purchaser and Parent. The obligations of Purchaser and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Parent (without the joinder of Purchaser):

                  4.2.1. No Material Misrepresentation or Breach. There shall have been no material breach by Seller in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made anew on the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and Seller shall have delivered to Purchaser a certificate certifying each of the foregoing, dated the Closing
Date and signed by one of its executive officers to the foregoing effect (it being understood that for purposes of the condition in Section 4.2.1 the representations and warranties contained in Sections 2.1.5, 2.1.9, 2.1.10, 2.1.13 and 2.1.14 will be read without regard to the actual state of the Knowledge of Seller but that such representations and warranties will be subject to the additional condition that this Section 4.2.1 will be deemed to have been satisfied unless any breach of such representation or warranty as of the Closing Date would reasonably be expected to have a Material Adverse Effect);

                  4.2.2. Bills of Sale; Special Warranty Deeds. Seller shall have delivered to Purchaser bills of sale for the Transfer of the personal property included in the Acquired Assets effective to vest in Purchaser all of Seller's right, title and interest in such Acquired Assets and deeds for the Transfer of the Owned Real Property included in the Acquired Assets effective to vest in Purchaser all of Seller's right, title and interest in such Acquired Assets in form and substance reasonably satisfactory to Purchaser and Seller;

                  4.2.3. Assignment Agreements. Seller shall have delivered to Purchaser any assignment documents relating to the assignment by Seller to Purchaser of the Real Property leases, the equipment leases included in the Acquired Assets, the Intellectual Property included in the Acquired Assets and any other Acquired Assets reasonably requested by Purchaser for recording or other evidentiary purposes and, except as contemplated by Section 6.2.8, effective to vest in Purchaser all of Seller's right, title and interest in such Acquired Assets;

                  4.2.4. Clearance Certificates. Seller shall have delivered to Purchaser any clearance certificates or similar documents that may be required by any state Tax authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price;

                  4.2.5.  FIRPTA.  Seller shall have delivered to
Purchaser an affidavit, dated the Closing Date, pursuant to
Section 1445 of the Code in substantially the form of Exhibit
4.2.5;

                  4.2.6.  Opinion of Counsel.  Seller shall have
delivered to Purchaser an opinion of Seller's counsel substantially to the effect set forth in Exhibit 4.2.6;

                  4.2.7. Certain Leases. Seller shall have (a) obtained all required consents to the Transfer of the Leased Real Property designated with an asterisk on Schedule 2.1.7 (the "Consent- Required Leased Real Property") or (b) notified Parent and Purchaser in writing specifically referring to this Section
4.2.7 that Seller has elected to indemnify, defend and hold harmless Purchaser for its actual, reasonable and documented out-of-pocket moving costs incurred within 12 months of the Closing Date in relocating the operations conducted as of the Closing at the Consent-Required Property for which the consent contemplated by clause (a) was not obtained ("Consent Costs"), whereupon, if the Closing occurs, such notice will constitute an undertaking to indemnify, defend and hold harmless Purchaser for its Consent Costs in accordance with the provisions of Section 5.4 applicable to Direct Claims; and

                  4.2.8. Payment of Certain Indebtedness. Seller shall have repaid all amounts necessary to release the Acquired Assets from any pledge or security interest arising under the credit agreement and vendor financing agreements referred to on Schedule 1.3(b)(vii).

               4.3. Additional Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

                  4.3.1. No Material Misrepresentation or Breach. There shall have been no material breach by either Purchaser or Parent in the performance of any of the covenants herein to be performed by either of them in whole or in part prior to the Closing, and the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made anew on the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and each of Purchaser and Parent shall have delivered to Seller a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect;

                  4.3.2. Assumption Agreement. If requested by Seller, Purchaser shall have delivered to Seller an assumption agreement evidencing Purchaser's assumption of the Assumed Liabilities on the terms set forth herein and otherwise in form reasonably satisfactory to Purchaser and Seller;

                  4.3.3. Opinion of Counsel. Purchaser shall have delivered to Seller an opinion of Purchaser's counsel substantially to the effect set forth in Exhibit 4.3.3; and

                  4.3.4. Estimated Purchase Price. Purchaser shall have delivered to Seller in the manner specified in Section 1.4 an amount equal to the Estimated Purchase Price.

               4.4. The Closing. (a) Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the purchase of the Acquired Assets and assumption of the Assumed Liabilities contemplated hereby (the "Closing") will take place on the 60th calendar day after the date hereof or such other date as provided in Section 4.4(b) (the "Closing Date"). The Closing will take place at 10:00 A.M., Eastern Time, at the offices of Jones, Day, Reavis & Pogue at 599 Lexington Avenue, New York, New York 10022.

                  (b) Subject to Section 4.5(b), if the Closing has not occurred by the date specified in Section 4.4(a), then the Closing Date will be extended to the earlier of (a) the business day after the conditions set forth in Section
4.1 have been satisfied and (b) such other date, on or prior to the 90th calendar day after the date hereof, to which Parent (on behalf of itself and Purchaser) and Seller mutually agree.

               4.5. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Parent (without the joinder of Purchaser) and Seller;

                  (b) By either Parent (without the joinder of Purchaser) or Seller if the Closing shall not have occurred on or before the 90th calendar day after the date hereof;

                  (c) By either Parent (without the joinder of Purchaser) or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

                  (d) By Purchaser after June 30, 1997 if (i) on or prior to May 7, 1997 Fleet Financial Corp. shall have terminated its financing commitment under its letter to Parent given in connection with this Agreement (a copy of which has previously been delivered by Parent to Seller) (the "Commitment Letter"), (ii) on or prior to May 7, 1997 Purchaser shall have so notified Seller, (iii) Parent and Purchaser use their respective reasonable best efforts to obtain alternative financing on terms that, in the aggregate, are not materially less favorable to Parent than the terms set forth in the Commitment Letter, and (iv) financing shall not be available to Parent on or prior to June 30, 1997 from Chase Manhattan Bank or another bank on terms that, in the aggregate, are not materially less favorable to Parent than the terms set forth in the Commitment Letter; or

                  (e) By Seller on or prior to June 30, 1997 if it shall have received the notice referred to in (d)(ii) above.

In the event of the termination of this Agreement under this Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Section 3.1(b) or by reason of a breach of any covenant contained in this Agreement, including without limitation the covenants contained in Sections 3.2, 3.3, 3.4 and 3.7.

                         V. SURVIVAL AND INDEMNIFICATION

               5.1. Survival of Representations, Warranties and Covenants. (a) Each of the representations and warranties contained in Article II will survive the Closing and remain in full force and effect until March 31, 1999, except that the representations and warranties set forth in Sections 2.1.1, 2.1.9, 2.1.10(b) and 2.2.1 will survive the Closing and remain in full force and effect until March 31, 2000 and the representations and warranties set forth in Section
2.1.13 will survive for 30 calendar days after the expiration of applicable statutes of limitation. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and Indemnifiable Loss relating thereto within such specified periods of survival may not be pursued and is hereby irrevocably waived.

                  (b) The covenants contained in Sections 3.1(b), 3.3(b), 3.4, 3.8, 3.12 and 4.2.7 in this Article V and in Articles I, VI and VII, will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control). All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Closing, with the result that any claim for an alleged breach of any such covenant may not be pursued and is hereby irrevocably waived.

               5.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions, suits or proceedings (by any Person, including without limitation any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith, losses, liabilities, costs and expenses, reduced by the amount of insurance proceeds recoverable by the Indemnitee or an Affiliate of the Indemnitee from any Person that is not the Indemnitee or an Affiliate of the Indemnitee, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, (i) no claim for indemnification may be asserted under Section 5.3(a)(i) with respect to any matter discovered by or known to Purchaser or Parent on or before the Closing Date and (ii) no claim for indemnification may be asserted under Section 5.3(b)(i) with respect to any matter discovered by or known to Seller on or before the Closing Date.

                  (c) Notwithstanding any other provision in this Agreement or of any applicable Law:

                            (i) No Indemnitee will be entitled to make a claim
               against an Indemnifying Party under Section 5.3(a)(i) or Section 5.3(b)(i) in respect of any individual event or occurrence giving rise to an Indemnifiable Loss unless and until the aggregate amount of Indemnifiable Losses incurred by the Indemnitee in respect of any such individual event or occurrence giving rise to such Indemnifiable Losses exceeds $5,000, in which event (subject to the following provisions of this Section 5.2) such Indemnitee may assert its right to indemnification hereunder to the full extent of its Indemnifiable Losses in respect thereof; and

                           (ii) No Indemnitee will be entitled to make a claim
               against an Indemnifying Party under Section 5.3(a)(i) or Section 5.3(b)(i) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 5.3(a)(i) and Section 5.3(b)(i) (but subject to Section 5.2(c)(i) in all events), exceeds $500,000, and then only to the extent of the excess.

                  (d) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 5.3(a)(i) will not exceed the Purchase Price.

                  (e) As between Seller and any of its Affiliates, on the one hand, and Purchaser, Parent or any of its Affiliates (collectively, the "Purchaser Companies"), on the other hand, the rights and obligations set forth in this Article V will be the sole and exclusive rights, obligations and remedies with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, and in light of, among other factors, the acknowledgements contained in Section 2.3, each of the parties to this Agreement hereby (i) waives any claim or cause of action which it otherwise might assert, including without limitation under the common law or federal or state securities, trade regulation, environmental or other Laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (other than in respect of the Confidentiality Agreement (as hereafter defined)) except for claims or causes of action brought under and subject to the terms and conditions of this Article V and (ii) agrees that, regardless of the foregoing provisions, no party will have any liability or obligation in respect of any claim or cause of action that is or may be brought (other than in respect of the Confidentiality Agreement) except in respect of an Indemnifiable Loss, and then only to the extent expressly provided in this Article V.

                  (f) Notwithstanding anything to the contrary contained in this Agreement, including this Article V, Purchaser and Parent will not be entitled to indemnity hereunder if and to the extent that the amount on the Closing Date Balance Sheet (as finally adjusted pursuant to Section 1.5) of a liability or contra-asset with respect to the matter for which indemnification is sought is greater than the corresponding amount on the Balance Sheet.

               5.3. Indemnification. (a) Subject to Sections 5.1, 5.2 and 5.4, Seller will indemnify, defend and hold harmless Purchaser and its directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                         (i) Any breach by Seller of any of the representations or warranties of Seller contained in this Agreement;

                        (ii) Any breach by Seller of any covenant of Seller contained in this Agreement which requires performance by Seller after the Closing; and

                        (iii) the assertion against Purchaser or any of its
               Affiliates of (A) any claim arising from an Excluded Liability or
               (B) any other obligation or liability of Seller of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising with respect to periods before the Closing (other than to the extent any of the foregoing is an Assumed Liability).

                  (b) Subject to Sections 5.1, 5.2 and 5.4, each of Purchaser and Parent will jointly and severally indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                            (i) Any breach by Purchaser or Parent of any of the
               representations or warranties of Purchaser or Parent contained in this Agreement;

                           (ii) Any breach by Purchaser or Parent of any
               covenant of Purchaser or Parent contained in this Agreement which covenant requires performance by Purchaser or Parent after the Closing; and

                           (iii) the assertion against Seller or any of its
               Affiliates of (A) any claim arising from an Assumed Liability or
               (B) any other obligation or liability of the Business of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising with respect to periods on or after the Closing (other than to the extent any of the foregoing is an Excluded Liability).

                  (c) Subject to Sections 5.1, 5.2 and 5.4, each of Purchaser and Parent will jointly and severally indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any breach by Purchaser or Parent of any covenant of Purchaser or Parent contained in Sections 3.1(b), 3.2, 3.3, 3.7, 3.9, 7.2, 7.7(b) or 7.8.

                  (d) Subject to Sections 5.1, 5.2 and 5.4, Seller will indemnify, defend and hold harmless Purchaser and Parent and each of their respective Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all

Indemnifiable Losses relating to, resulting from or arising out of any breach by Seller of any covenant of Seller contained in Sections 3.1(a), 3.2, 3.3, 3.7, 3.9, 3.10, 3.11, 3.12, 7.2 or 7.8.

                  (e) The rights of the parties under the various clauses of Sections 5.3(a), 5.3(b), 5.3(c) and 5.3(d) are cumulative and not exclusive.

               5.4. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

                  (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

                  (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

                  (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.4(a), 5.4(b) or 5.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

                  (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, together with interest thereon from the date of payment thereof at the rate of interest described in Section 1.5(d), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third Person that is not an Affiliate of the Indemnitee or an insurer of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third Person on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third Person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.


                        VI. OTHER POST-CLOSING COVENANTS

               6.1.  Personnel Matters.

                  6.1.1. Employees and Employee Benefit Plans. (a) Subject to
Section 6.1.4, effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, offer employment to each Closing Date Employee commencing as of the Closing with compensation that is substantially equivalent to the compensation of such Closing Date Employee immediately prior to the Closing.

                  (b) Purchaser agrees that, under any employee benefit plan made available or established after the Closing, Closing Date Employees will receive credit for their years of service with Seller or any of its Affiliates prior to the Closing in determining eligibility and vesting thereunder, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. Purchaser will, or will cause one of its Affiliates to, cover Closing Date Employees as of the Closing under a group health plan and waive any preexisting condition limitations applicable to Closing Date Employees under any group health plan made available to Closing Date Employees to the extent that a Closing Date Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan of or sponsored by Seller or any of its Affiliates prior to Closing, and Purchaser will, or will cause one of its Affiliates to, take all action necessary to ensure that Closing Date Employees are given full credit for all co-payments and deductibles incurred under any group health plan for the plan year that includes the Closing Date.

                  6.1.2. Assumption of Obligations. (a) Effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, assume and be solely responsible for all liabilities and obligations of any of Seller and each of its Affiliates arising at any time and relating to employment or termination (actual or constructive) of employment by Purchaser or any of its Affiliates of any Closing Date Employee after the Closing Date.

                  (b) Without limiting Purchaser's obligations in respect of Assumed Liabilities, effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, assume and be solely responsible for all liabilities and obligations of Seller with respect to Closing Date Employees for (i) accrued wages, vacation or sick pay, whether or not accrued for or reserved against on the Closing Date Balance Sheet and including any claims for such benefits incurred but not reported, and (ii) any liability or obligation to provide such Closing Date Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Plan that is a group health plan, and any liability or obligation relating to such coverage, including without limitation any liability or obligation to provide such Closing Date Employees with the notice required under Section 4980B(f)(6) of the Code with respect to qualifying events that occur as a result of the Transfer of the Assets.

                  6.1.3. Retirement Plans. As of the Closing, Seller will cause Closing Date Employees to be fully vested in their accrued benefits under the Collins & Aikman Profit Sharing Account Plan, the Collins & Aikman Savings Account Plan and the Collins & Aikman Employees' Pension Account Plan (the "Retirement Plans"). Neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to the Retirement Plans, which will be retained by Seller, or with respect to any claims made with respect to benefits allegedly payable thereunder. As soon as practicable after the Closing, but subject to the terms of the Retirement Plans and applicable Law, Seller will permit distributions or transfers of Closing Date Employees' vested benefits under the Retirement Plans. As soon as practicable after the Closing, Purchaser will, or will cause one of its Affiliates to, take all action necessary to cause one or more qualified retirement plans maintained by Purchaser or any one of its Affiliates to accept an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code) of the amounts distributed from the Retirement Plans to each Closing Date Employee who shall become an employee of Purchaser's affiliated group and a rollover contribution (within the meaning of Section 408(d)(3) of the Code) with respect to such amounts. To the extent distributions are not permitted under Law, the Purchaser and Seller will take mutually agreed upon action with respect to Closing Date Employees' plan benefits, whether that be a spin-off, trustee-to-trustee transfer to a plan maintained by Purchaser or any of its Affiliates, or retention in the Retirement Plans for eventual distribution pursuant to the terms of such Retirement Plans.

                  6.1.4. Employment and Plan Amendments or Terminations. Subject to Purchaser's obligations under Assumed Contracts, no provision of this Section
6.1 or Section 1.3(a)(ii) will limit Purchaser's or any of its Affiliates' right and authority to discontinue, suspend or modify the employment of any Closing Date Employee or benefits provided to any or all Closing Date Employees after the Closing; provided, however, that in the event of any such discontinuance, suspension or modification Purchaser will, or will cause one of its Affiliates to, remain liable for all Employee Plan and other employee benefit liabilities or obligations assumed pursuant to this Agreement and will indemnify, defend and hold harmless Seller, each of its Affiliates and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses they may suffer or incur as a result thereof. Neither Seller nor any of its Affiliates will be liable for any liability or obligation that may arise from the amendment or termination by Purchaser or any of its Affiliates of any employee benefit plan assumed, established or continued by Purchaser or any of its Affiliates.

                  6.1.5. Transitional Matters. Each of Seller and Purchaser will use its respective reasonable efforts to cooperate to (a) transfer to Purchaser or any of its Affiliates any insurance and administrative services contracts that Purchaser wishes to continue with respect to any employee benefit plan or arrangement established by Purchaser or included in the Assumed Contracts and
(b) cause any insurance carrier administering employee benefit liabilities or obligations assumed by Purchaser or any of its Affiliates to deal directly with Purchaser or such Affiliate.

                  6.1.6. Employee Information. Each of Seller and Purchaser will provide the other, in a timely manner, any information with respect to any Closing Date Employee's, Employee's or Former Employee's employment with and compensation from Seller, any of its Affiliates or Purchaser or any of its Affiliates, as the case may be, or rights or benefits under any employee benefit plan or arrangement which the other party hereto may reasonably request.

                  6.1.7. W-2 Matters. Pursuant to the alternate procedure described by Revenue Procedure 96-60, Purchaser will assume Seller's entire obligation to furnish Forms W-2 for the year ending December 31, 1997 to Closing Date Employees. Seller will provide Purchaser the information not available to Purchaser and relating to periods ending on the Closing Date necessary for Purchaser to prepare and distribute Forms W-2 to Closing Date Employees for the year ending December 31, 1997, which Forms W-2 will include all remuneration earned by Closing Date Employees from Seller and Purchaser during the year ending December 31, 1997, and Purchaser will prepare and distribute such Forms. Seller will indemnify, defend and hold harmless Purchaser against any fines or penalties to the extent resulting from Seller's provision of incorrect information pursuant to this Section 6.1.7.

               6.2.  General Post-Closing Matters.

                  6.2.1.  Post-Closing Notifications.  Purchaser and
Seller will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business or the transactions contemplated hereby.

                  6.2.2. Names, Trademarks, Etc. Purchaser will revise trademarks and Product literature, change signage and stationery and otherwise discontinue use of the names "Collins & Aikman" and "C&A" and the "CA" logo or any variations or derivations of such names or logo (collectively, the "Seller Trade Name") as promptly as practicable after the Closing; provided, however, that for a period of one month from the Closing Date, Purchaser may consume stationery and similar supplies on hand as of the Closing which contain the Seller Trade Name thereon, provided that such items are overstamped or otherwise appropriately indicate that the Mastercraft Group is then owned by Purchaser. Without limiting the generality or effect of the foregoing, Purchaser will, and will cause each of its Affiliates to, discontinue (a) no later than the close of business on the Closing Date, affixing in any manner whatsoever the Seller Trade Name to any Product and (b) no later than the close of business on the 30th calendar day after the Closing Date, selling, shipping and delivering any Product having the Seller Trade Name affixed thereto in any manner whatsoever.

                  6.2.3. Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 90 calendar days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records and files primarily relating to the Business (collectively, "Records") in the possession of Seller or any Affiliate of Seller to the extent not in the possession of Purchaser, subject to the following exceptions:

                            (i) Purchaser recognizes that certain Records may
               contain only incidental information relating to the Business or may primarily relate to the Seller or any of its Affiliates, or the businesses of the Seller or any of its Affiliates other than the Business, and Seller and its Affiliates may retain such Records and Seller may deliver appropriately excised, but otherwise true and correct copies of such Records so long as the effect of such excising is not to omit information from the Records necessary for the conduct of the Business;

                           (ii) Seller and each of its Affiliates may retain any
               Tax Returns so long as true and complete copies of the portions thereof relating to the Business are delivered to Purchaser at or before the Closing or made available to the Purchaser following the Closing; and

                           (iii) Seller and each post-Closing Affiliate may
               retain Records that contain information that is privileged or similarly protected from disclosure and

               Records relating to the Excluded Liabilities or Excluded
               Assets.

After the Closing, Purchaser will retain all Records (except those Records referred to in Section 6.2.3(a)(i), (ii) and (iii)) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, Purchaser will retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing of any such Records, Purchaser will give notice to such effect to Seller and give Seller at its cost and expense an opportunity to remove and retain all or any part of such Records as Seller may elect.

                  (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing Date (except those Records referred to in Section 6.2.3(a)(i), (ii) or (iii)), and will permit such Persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information or information that is privileged or similarly protected from disclosure. Purchaser will provide or make available to Seller and each of its Affiliates access to, and assistance from, employees of Purchaser for the purposes of, and with the limitations described in, the preceding sentence. The parties hereto will, and will cause their respective Affiliates to, cooperate with each other in the conduct of any tax audit, claim for refund of taxes or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax as may be necessary to carry out the intent of this
Section 6.2.3(b). Purchaser and Seller will each be responsible to the other for ensuring that such information can be provided to the other in the event that the party obligated to provide the information disposes of any portion of the Business.

                  6.2.4. Certain Tax Matters. (a) Each of Purchaser and Seller will bear and pay one-half of all sales, use, transfer, stamp, conveyance, value added or other similar Taxes, duties, excise or governmental charges imposed by any United States federal, state, local or foreign Governmental Entity, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the Transfer of the Acquired Assets or otherwise on account of this Agreement or the transactions contemplated hereby (collectively, the "Transfer
Taxes").

                  (b) Purchaser will prepare and file or cause to be prepared and filed all Tax Returns with respect to the Acquired Assets and the Business required to be filed with the appropriate United States, state, local and foreign agencies for all taxable periods for which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of Seller will include the operations of the Business). Purchaser will make all payments required with respect to any such Tax Returns.

                  (c) Seller or an Affiliate of Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Seller that are required to be filed with respect to the Acquired Assets and the Business, other than Tax Returns that Purchaser is obligated to prepare and file pursuant to Section 6.2.4(b), with the appropriate United States, state, local and foreign agencies. Seller will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. The amount of any Income Taxes attributable to a portion of a taxable period that includes but does not end on the Closing Date shall be determined pursuant to the interim closing of books method.

                  (d) From the date hereof through the Closing Date, Seller and Parent will consult with one another with a view to determining a mutually acceptable allocation of the Purchase Price among the Acquired Assets. If such a mutually acceptable allocation is agreed upon, Purchaser and Parent will jointly prepare Form 8594 pursuant to Section 1060 of the Code and Purchaser, Parent and Seller will file all of their respective Tax Returns consistent with such allocation and each of Purchaser and Seller will notify the other if the IRS disputes the allocation. If such a mutually acceptable allocation is not agreed upon, each of Seller and Purchaser will be free independently to determine an appropriate allocation of the aggregate purchase price among the Acquired Assets for purposes of preparing and filing its own Tax Returns.

                  (e) Purchaser will prepare and deliver, or will cause to be prepared and delivered, within 60 calendar days of receipt of Seller's request therefor, to Seller, such information as Seller may reasonably request in order for the operations of the Business to be properly reported in Seller's Tax Returns.

                  (f) Purchaser will pay or reimburse Seller any fees and expenses that are required to be paid in accordance with that certain Consultant Services Agreement made as of February 1, 1995 between Ennes & Associates, Inc., an Illinois corporation, and Seller and certain Affiliates of Seller, and extended by letter agreement dated March 27, 1997, as the same may be further extended from time to time, to the extent that such fees and expenses are ratably allocable to any reduction in the assessed value of Owned Real Property resulting in a reduction in real property taxes for which Purchaser is responsible.

                  (g) For purposes of this Agreement, (i) "Tax" or "Taxes" includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers' compensation, severance, environmental, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) "Tax Return" or "Tax Returns" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, (iii) "Income Tax" or "Income Taxes" means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof, and
(iv) "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code or to the Treasury Regulations promulgated thereunder will include any amendments or successor provisions thereto).

                  6.2.5. Insurance. (a) With respect to any loss, liability or damage suffered after the Closing Date relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date and included in the Assumed Liabilities for which Seller or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller, in respect of the Business ("Seller's Insurance"), at the request of Purchaser, Seller will assert one or more claims under Seller's Insurance covering such loss, liability or damage if Purchaser is not itself entitled to assert such claim, but Seller or any of its Affiliates is so entitled, provided that all of Seller's and any of its Affiliates' out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this Section 6.2.5(a), are, at the option of the entity incurring such costs and expenses, paid in advance or promptly reimbursed by Purchaser; provided, however, that, effective as of the Closing Date, Seller may in its sole discretion terminate or otherwise discontinue any policy of Seller's Insurance but no such termination or discontinuance will affect Seller's liability under Section 5.3. To the extent required under the terms of Seller's Insurance to give effect to the foregoing, Seller will be deemed, solely for the purpose of asserting claims for Seller's Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Seller's Insurance; provided, however, that (i) Purchaser's and Parent's obligations under Section 5.3(b) will not be affected by the provisions of this Section 6.2.5(a) and (ii) with respect to any claim made by Seller or any of its Affiliates under any Seller's Insurance pursuant to this Section 6.2.5(a), each of Purchaser and Parent will jointly and severally indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, or retroactive or retrospective premium resulting from claims made under this
Section 6.2.5(a) or other like arrangement by which any such entity, including without limitation any captive insurance company, retains any liability or obligation under any such policy of Seller's Insurance or otherwise.

                  (b) With respect to any loss, liability or damage suffered after the Closing Date relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date and not included in the Assumed Liabilities for which Purchaser or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Purchaser or any of its Affiliates, in respect of the Business ("Purchaser's Insurance"), at the request of Seller, Purchaser will assert one or more claims under Purchaser's Insurance covering such loss, liability or damage if Seller is not itself entitled to assert such claim, but Purchaser or any of its Affiliates is so entitled, provided that all of Purchaser's and any of its Affiliates' out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this Section 6.2.5(b), are, at the option of the entity incurring such costs and expenses, paid in advance or promptly reimbursed by Seller; provided, however, nothing herein shall obligate Purchaser to maintain any policy of Purchaser's Insurance. To the extent required under the terms of Purchaser's Insurance to give effect to the foregoing, Purchaser will be deemed, solely for the purpose of asserting claims for Purchaser's Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Purchaser's Insurance; provided, however, that (i) Seller's obligations under Section 5.3(a) will not be affected by the provisions of this Section 6.2.5(b) and (ii) with respect to any claim made by Purchaser or any of its Affiliates under any Purchaser's Insurance pursuant to this Section 6.2.5(b), Seller will indemnify, defend and hold harmless Purchaser and each of its Affiliates and their respective directors, officers, members, managers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, or retroactive or retrospective premium resulting from claims made under this Section 6.2.5(b) or other like arrangement by which any such entity, including without limitation any captive insurance company, retains any liability or obligation under any such policy of Purchaser's Insurance or otherwise.

                  6.2.6. Receivables. As of the Closing, Seller will terminate the participation of the Mastercraft Group in the Receivables Facility. Following the Closing, Purchaser and Parent will, and will cause Ack-Ti to, (a) direct the customers of the Business to remit and deposit collections in respect of receivables reflected on the Closing Date Balance Sheet to the appropriate Receivables Facility lock-box account or accounts, (b) in the event that Ack-Ti, Purchaser or any of Purchaser's Affiliates receives monies in respect of the accounts receivable on the Closing Date Balance Sheet directly from any customer, remit such monies together with identifying information to the appropriate Receivables Facility lock-box account or accounts, and (c) perform the servicing, collection and other obligations under the Receivables Facility with respect to such receivables (other than any obligation to sell receivables or pay any commission or loss on sale). Seller or its Affiliates will promptly upon receipt thereof remit to Purchaser the full amount of any monies collected after the Closing Date by Seller or any of its Affiliates with respect to receivables reflected in the Closing Date Balance Sheet (without reduction for any discount or loss on sale attributable to the Receivables Facility).

                  6.2.7. Master Contracts Etc. From and after the Closing, Parent and Purchaser will use reasonable efforts (and Seller will cooperate therewith) to obtain and have issued replacements for any Assumed Contract under which Seller remains liable, or guarantees or secures Purchaser's payment or performance thereunder notwithstanding the assignment thereof to Purchaser on the Closing Date (collectively, "Master Contracts"), and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release Seller and each Seller Affiliate party to such Master Contract from all liability or obligation thereunder relating to the Business, in each case as promptly as practicable. In no event shall "reasonable efforts" be deemed to require payments to obtain the same (other than payments of costs and expenses incidental thereto). In the event and for the period that Purchaser fails to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(b), Parent and Purchaser will jointly and severally indemnify, defend and hold harmless each of Seller and each of its Affiliates and their respective Affiliates, directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of Purchaser's failure to perform or pay the obligations or liabilities under the Master Contracts assumed pursuant to this Agreement.

                  6.2.8. Certain Contracts. (a) Notwithstanding anything to the contrary in this Agreement, to the extent that (i) any Assumed Contract is not capable of being assigned to Purchaser in connection with the Closing without the consent or waiver of a third Person (including without limitation a Governmental Entity) which has not been obtained on or before the Closing Date, or (ii) any of the transactions contemplated by this Agreement constituted or would constitute a breach of any Assumed Contract, or a violation of any Law or Order or other governmental edict, Seller will be deemed not to have Transferred, and will not be obligated to Transfer, to Purchaser any direct or indirect right, title or interest in or to any such Contract without first having obtained all necessary consents and waivers. Seller will use reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation; provided, however, but without affecting Seller's obligations under Section 5.3, Seller will not be obligated to pay any consideration therefor to the party from whom the consent or waiver is requested. Purchaser and Parent agree that neither Seller nor any of its Affiliates will have any liability whatsoever arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of a breach of, default under or termination of any Assumed Contract as a result thereof, except in connection with a breach of the representation in the last sentence of Section 2.1.11.

                  (b) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, Seller will use reasonable efforts, with reasonable costs of Seller and its Affiliates related thereto to be promptly reimbursed by Purchaser, to (i) provide to Purchaser, at its request, the benefits of any such Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any financial obligation to Seller or any of its Affiliates, and (iii) enforce, at the request and for the account of Purchaser, any rights of Seller arising from any such Contract against the other party or parties to such

Contract (including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Notwithstanding any provision to the contrary contained herein, Purchaser will perform or pay for the benefit of the other party or parties thereto the obligations of Seller under or in connection with any such Contract and will indemnify and hold Seller and its Affiliates harmless from any Indemnifiable Losses relating to, resulting from or arising out of any failure by Purchaser so to perform or pay. Purchaser will comply with all reasonable requests of Seller for cooperation in connection with the performance of Seller's obligations under this Section 6.2.8.

                  6.2.9. Non-Solicitation. (a) During the period from the Closing Date until the second anniversary thereof (the
"Restricted Period"), neither Seller nor any of its subsidiaries will (i) solicit for hire any Closing Date Employee other than pursuant to or resulting from a general advertisement not specifically targeted at Closing Date Employees or (ii) engage, hire or enter into any Contract to obtain the services of any sales representative or Product designer or design consultant engaged by or for the Business as of the Closing, provided, however, that (A) the restriction in clause (ii) of this Section
6.2.9(a) will not apply during the initial year of the Restricted
Period to any sales representative with which Seller has a business relationship as of the Closing in respect of any of Seller's products other than the Products ("Sales
Representatives") if such relationship is not expanded beyond such products and (B) in no event will any provisions hereof apply to any Person who is or may be an Affiliate of Seller
(other than a subsidiary of Seller), including without limitation
The Blackstone Group, Wasserstein Perella & Co., Inc. and their respective Affiliates.

                  (b) During the period from the Closing Date until the first anniversary thereof, neither Purchaser nor any of its Affiliates will, engage, hire or enter into any Contract to obtain the services of any Sales Representative in respect of any products of Purchaser or any of its Affiliates other than the Products. Purchaser expressly acknowledges that the Sales Representatives currently under Contract to sell Seller's or any of its Affiliate's products other than Products may continue to sell such products for the one-year period following the Closing Date.

                  6.2.10. Software Licenses. For a period of 30 days following the Closing, Seller will, upon Purchaser's request and to the extent permitted by the terms of the applicable license or by Law, make available for Purchaser's use the software licensed by Seller pursuant to software licenses that are Excluded Contracts.

                          VII. MISCELLANEOUS PROVISIONS

               7.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)      If to Parent or Purchaser, to:

                              Elkin McCallum
                              100 Vesper Executive Park
                              Tyngsboro, MA  01879
                              Facsimile No.:  (508) 649-3541

                           with a copy to:

                              Goulston & Storrs
                              400 Atlantic Avenue
                              Boston, MA
                              Facsimile No.:  (617) 574-4112
                              Attention:  Donald L. Shulman, Esq.

                  (b)      If to Seller, to:

                              Collins & Aikman Products Co.
                              210 Madison Avenue, 6th Floor
                              New York, New York  10016
                              Facsimile No.:  (212) 578-1269
                              Attention:  Elizabeth R. Philipp, Esq.
                              Executive Vice President - Law

                           with a copy to:

                              Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                              New York, New York  10022
                              Facsimile No.:  (212) 755-7306
                              Attention:  Robert A. Profusek, Esq.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

               7.2. Expenses. Except as otherwise expressly provided herein, (a) Seller will pay or cause to be paid all expenses incurred by Seller incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) each of Parent and Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

               7.3. Successors and Assigns. (a) Subject to Sections 7.3(b) and
(c), this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto.

                  (b) Nothing in this Agreement is intended to limit Purchaser's ability to sell or to Transfer the Acquired Assets and the Assumed Liabilities following the Closing Date; provided, however, that any such sale or Transfer will not result in a termination of any of Parent's or Purchaser's covenants, duties, responsibilities, obligations or liabilities hereunder, including without limitation under Sections 3.1(b) and Articles V and VI, and provided further that the Person acquiring the Acquired Assets and Assumed Liabilities pursuant to such sale or Transfer will assume all of such covenants, duties, responsibilities, obligations and liabilities in a written instrument satisfactory to Seller.

                  (c) Notwithstanding anything contained in this Agreement to the contrary, upon notice to Purchaser, Seller may assign or delegate any or all of its rights under this Agreement to any Affiliate of Seller, or to any Person, that acquires all or substantially all of the assets or voting stock of Seller.

               7.4. Waiver. Either Parent (on behalf of itself and Purchaser) or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement. Any waiver of any term or condition will not be construed as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in asserting any of its rights hereunder will constitute a waiver of any such rights.

               7.5. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby, other than the existing letter agreement (the "Confidentiality Agreement"), between Seller or one of its Affiliates and Parent or one of its Affiliates, which will survive the execution, delivery or termination of this Agreement and to which Purchaser agrees to be bound as if it was an original party thereto. This Agreement (together with the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein and therein.

               7.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Parent (without the joinder of Purchaser) and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

               7.7. Rights of the Parties. (a) Except as provided in Article V or in Sections 1.3(a), 6.2.4(f) and 7.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

                  (b) Parent will cause Purchaser to perform in accordance with the terms hereof all covenants to be performed by Purchaser pursuant to this Agreement. Without limiting the generality of the foregoing, Parent will cause Purchaser to have cash on hand and other capital resources sufficient to discharge, on a timely basis, all of Purchaser's obligations hereunder. The obligations of Purchaser and Parent hereunder are not subject to financing.

               7.8. Further Assurances. From time to time, as and when requested by either Parent (on behalf of itself and Purchaser) or Seller, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

               7.9. Applicable Law; Jurisdiction. (a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                  (b) Each party irrevocably submits to the exclusive jurisdiction of either the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Parent and Purchaser hereby irrevocably designates, appoints and empowers Parent, and Seller hereby irrevocably designates, appoints and empowers any officer of Seller, located in its New York offices, in each case as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in New York with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

               7.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               7.11. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and VICE VERSA, (vi) the terms "subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America, (viii)
"Knowledge of Seller" means solely to the actual knowledge of the persons listed on Schedule 7.11 (Purchaser and Parent hereby expressly acknowledging that such persons are under no obligation to conduct any particular inquiry for purposes of this Agreement), (ix) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity and (x) "Material Adverse Effect" means a material adverse effect on the Business or the combined financial condition or results of operations of the Mastercraft Group, taken as a whole.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.





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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement the day and year first above written.

                                          COLLINS & AIKMAN PRODUCTS CO.

                                           By: /s/  Thomas E. Hannah
                                                    Name: Thomas E. Hannah
                                                    Title: President and CEO


                                           MC GROUP ACQUISITION COMPANY, LLC

                                           By: /s/  Elkin McCallum
                                                    Name: Elkin McCallum
                                                    Title: President


                                           JOAN FABRICS CORPORATION

                                           By: /s/  Elkin McCallum
                                                    Name: Elkin McCallum
                                                    Title: President




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